Exhibit 99.1

TransAtlantic Petroleum Announces New Drilling Program, Entry into New Term Loan and Pledge Fee Agreement, and Payment of Dividends on its Series A Preferred Shares in Cash

Hamilton, Bermuda (November 29, 2017) – TransAtlantic Petroleum Ltd. (TSX: TNP) (NYSE American: TAT) (the “Company” or “TransAtlantic”) today announced the launch of a new drilling program, its entry into a new approximately $20.4 million term loan under its current credit facility and a related pledge fee agreement, and the decision to pay the upcoming quarterly dividends on the Company’s 12.0% Series A Convertible Redeemable Preferred Shares (“Series A Preferred Shares”) in cash.

New Drilling Program

With receipt of proceeds from the 2017 Term Loan (as described below), the Company is launching a new drilling program. The Company plans to begin drilling the Selmo-81H1 well starting in the first quarter of 2018 and is working to identify additional wells to follow.

Additionally, the Company is evaluating its prospects in the Thrace Basin in Turkey in light of Valeura Energy Inc.’s positive interim production test results at the Yamalik-1 exploration well. The Yamalik-1 exploration well is in a license that is directly adjacent to the Company’s licenses in the Thrace Basin, which cover a total of approximately 120,000 net acres.

New Term Loan

On August 23, 2016, the Turkish branch of TransAtlantic Exploration Mediterranean International Pty Ltd (“TEMI”), a subsidiary of the Company, entered into a general credit agreement (the “Credit Agreement”) with DenizBank, A.S. (the “Lender”). The Credit Agreement is a master agreement pursuant to which the Lender may make loans to TEMI from time to time pursuant to additional loan agreements.

On November 28, 2017, the Lender entered into an additional approximately $20.4 million term loan (the “2017 Term Loan”) with TEMI under the Credit Agreement. The 2017 Term Loan is in addition to the Company’s term loan currently outstanding with the Lender, as described in the

Company’s previous periodic reports filed from time to time with the Securities and Exchange Commission.

The 2017 Term Loan bears interest at a fixed rate of 6.0% (plus 0.3% for Banking and Insurance Transactions Tax per the Turkish government) per annum. The 2017 Term Loan has a grace period through July 2018 during which the 2017 Term Loan bears no interest and no payments are due. Thereafter, the 2017 Term Loan is payable in one monthly installment of approximately $1.4 million in July 2018, nine monthly installments of $1.2 million each through April 2019, five monthly installments of $1.0 million each through September 2019, one monthly installment of $1.2 million in October 2019, and two monthly installments of $1.0 million each through December 2019. The 2017 Term Loan matures in December 2019.

The 2017 Term Loan will be secured by a pledge of (i) the stock of DMLP, Ltd. (“DMLP”), TransAtlantic Turkey, Ltd. (“TransAtlantic Turkey”), Talon Exploration, Ltd. (“Talon Exploration”), (ii) substantially all of the assets of TEMI, (iii) certain real estate owned by Petrogas, (iv) the Gundem real estate and Muratli real estate owned by Gundem Turizm Yatirim ve Isletmeleri A.S. (“Gundem”), (v) certain Diyarbakir real estate owned 80% by N. Malone Mitchell 3rd and 20% Selami Erdem Uras, and (vi) certain Ankara real estate owned 100% by Mr. Uras. In addition, TEMI will assign its Turkish collection accounts and its receivables from the sale of oil to the Lender as additional security for the 2017 Term Loan. Gundem is beneficially owned by Mr. Mitchell, his adult children, and Mr. Uras. Mr. Mitchell is the Company’s Chief Executive Officer and Chairman of the Board. Mr. Uras is the Company’s Vice President, Turkey. The Company is working with the Lender to enter into certain pledges and assignment agreements with the shareholders of Gundem, Mr. Mitchell, and Mr. Uras.

New Pledge Fee Agreement

In connection with the pledge of the Ankara real estate to the Lender as collateral for the 2017 Term Loan, on November 28, 2017, the Company entered into a pledge fee agreement with Mr. Uras pursuant to which the Company will pay Mr. Uras a fee equal to 5% per annum of the collateral value (deemed to equal $5.2 million) of the Ankara real estate.

Payment of Dividends on Series A Preferred Shares in Cash

The Board of Directors of the Company has decided to pay the upcoming quarterly dividends on the Series A Preferred Shares in cash. The upcoming quarterly dividends are payable on December 31, 2017 to holders of record on December 15, 2017.

About TransAtlantic

The Company is an international oil and natural gas company engaged in the acquisition, exploration, development, and production of oil and natural gas. The Company holds interests in developed and undeveloped properties in Turkey and Bulgaria.

(NO STOCK EXCHANGE, SECURITIES COMMISSION, OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.)

Forward-Looking Statements

This news release contains statements concerning the entry into of the 2017 Term Loan and use of proceeds therefrom, the launch of a new drilling program, and the payment of a cash dividend on its shares of Series A Preferred Stock, as well as other expectations, plans, goals, objectives, assumptions, and information about future events, conditions, results of operations, and performance that may constitute forward-looking statements or information under applicable securities legislation. Such forward-looking statements or information are based on a number of assumptions, which may prove to be incorrect.

Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Forward-looking statements or information are based on current expectations, estimates, and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties include, but are not limited to, access to sufficient capital; market prices for natural gas, natural gas liquids and oil products; estimates of reserves and economic assumptions; the ability to produce and transport natural gas, natural gas liquids, and oil products; the results of exploration and development drilling and related activities; economic conditions in the countries and provinces in which the Company carries on business, especially economic slowdowns; actions by governmental authorities; receipt of required approvals; increases in taxes; legislative and regulatory initiatives relating to fracture stimulation activities; changes in environmental and other regulations; renegotiations of contracts; political uncertainty, including actions by insurgent groups or other conflict; outcomes of litigation; the negotiation and closing of material contracts; and other risks described in the Company’s filings with the SEC.

The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-

looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

Contacts:

Chad D. Burkhardt

Vice President, General Counsel and Corporate Secretary

(214) 265-4705

TransAtlantic Petroleum Ltd.

16803 Dallas Parkway

Addison, Texas 75001

http://www.transatlanticpetroleum.com

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